As filed with the Securities and Exchange Commission on October 5, 2005

Registration No. 333-128148

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

To

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jupitermedia Corporation

(Exact name of registrant as specified in its charter)

Delaware	06-1542480
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan M. Meckler

Chairman

and Chief Executive Officer

Jupitermedia Corporation

23 Old Kings Highway South

Darien, Connecticut 06820

(203) 662-2800

(Name, address, including zip code, and telephone number including area code, of agent for service)

The Commission is requested to send copies of all communications to:

Jeffrey R. Poss

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Shares To Be Registered	Amount To Be Registered	Proposed Maximum Price Per Unit		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $.01 par value per share	764,847 shares	$17.57	(1)	$13,438,361.79	(1)	$1,581.70

(1)	Estimated solely for purposes of determining the registration fee. This amount, calculated pursuant to Rule 457(c), was based on the average of the high and low prices of the registrant’s Common Stock on September 30, 2005, as reported on the Nasdaq National Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission (the “Commission”). These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION — DATED OCTOBER 5, 2005

PROSPECTUS

764,847 Shares

Jupitermedia Corporation

Common Stock

On February 12, 2005, Jupitermedia Corporation (“We”, “us”, the “Company” or the “registrant”) entered into an Equity Purchase Agreement (the “Purchase Agreement”), by and among the Company, JupiterImages Corporation (a wholly owned subsidiary of the Company), Moffly-Creatas Investors, LLC, Creatas Management Investors LLC, MCG Capital Corporation and the individual members of certain of the Sellers (as defined therein) identified as Seller Parties (as defined therein) on the signature pages thereto, pursuant to which the Company acquired all of the outstanding equity interests of Creatas, L.L.C., a Delaware limited liability company and the parent company of Dynamic Graphics, Inc. and PictureQuest Acquisition Company, L.L.C. (the “Acquisition”), for consideration consisting of $38,175,000 in cash and 1,483,074 unregistered shares of the common stock of the Company, of which 764,847 shares are being registered pursuant to this prospectus (the “Offered Shares”). The Acquisition closed on March 7, 2005. In connection with the closing of the Acquisition, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of March 7, 2005, by and among the Company, on the one hand, Moffly-Creatas Investors, LLC, Creatas Management Investors LLC, MCG Capital Corporation and Stoneybrook-Creatas Investors, LLC (collectively, the “Selling Stockholders”), on the other hand, and David Moffly, as Seller Representative, pursuant to which the Company agreed to register for resale all or a portion of the 1,483,074 unregistered shares of common stock issued to the Selling Stockholders on the closing date of the Acquisition. All of the Offered Shares are being offered by the Selling Stockholders and the Selling Stockholders will receive all proceeds from the sale of the shares of Offered Shares sold pursuant to this prospectus. The Purchase Agreement has previously been filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Commission on February 15, 2005. The Registration Rights Agreement has previously been filed as Exhibit 10.5 to the Current Report on Form 8-K filed by the Company with the Commission on March 7, 2005. The Purchase Agreement and the Registration Rights Agreement are incorporated herein by reference. The registration statement of which this prospectus is a part has been filed with the Commission pursuant to the Registration Rights Agreement to register the Selling Stockholders’ shares for resale from time to time as more fully described herein.

Our common stock is traded on the Nasdaq Stock Market under the symbol “JUPM.” On September 30, 2005, the last sales price for the shares of our common stock as reported on the Nasdaq National Market was $17.57 per share.

See “ Risk Factors” beginning on page 3 of this prospectus for certain considerations relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October     , 2005

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither the Selling Stockholders nor we are making an offer to sell securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus and that the information incorporated herein by reference is accurate only as of its date. Our business, financial condition, results of operations and prospects may have changed since that date.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, principally in the sections entitled “Summary” and “Risk Factors.” Generally, you can identify these statements because they include words and phrases like “expect,” “estimate,” “anticipate,” “predict,” “believe,” “plan,” “will,” “should,” “intend” and similar expressions and variations. These statements are only predictions. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy, and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which cannot be foreseen. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, among others, the risks we face that are described in the section entitled “Risk Factors” and elsewhere in this prospectus.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors described in this prospectus, as well as any cautionary language contained herein, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the risk factors and elsewhere in this prospectus could negatively impact our business, operating results, financial condition and stock price.

SUMMARY

This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the documents incorporated by reference in this prospectus before deciding whether to purchase shares of common stock of the Company.

About the Offering

On March 7, 2005, the Company consummated the transactions contemplated by the Purchase Agreement and acquired all of the outstanding equity interests of Creatas, L.L.C., a Delaware limited liability company and the parent company of Dynamic Graphics, Inc. and PictureQuest Acquisition Company, L.L.C. The consideration paid by the Company consisted of cash in the amount of $38,175,000 and 1,483,074 unregistered shares of the Company’s common stock. The Company is filing this registration statement to comply with its obligation to register all or a portion of the 1,483,074 unregistered shares of common stock issued to the Selling Stockholders on the closing date of the Acquisition for resale by the Selling Stockholders pursuant to the Registration Rights Agreement. Of the 1,483,074 shares issued to the Selling Stockholders pursuant to the Purchase Agreement, 244,792 shares, all of which are Offered Shares (the “Escrow Shares”), are being held in escrow in accordance with the terms of that certain Escrow Agreement, dated as of March 7, 2005 (the “Escrow Agreement”), by and among the Company, JupiterImages Corporation (a wholly owned subsidiary of the Company), Moffly-Creatas Investors, LLC, Creatas Management Investors LLC, MCG Capital Corporation, David Moffly, as Seller Representative, and JPMorgan Chase Bank N.A., as Escrow Agent, to secure potential indemnification obligations of the Selling Stockholders arising under the Purchase Agreement. Although the Escrow Shares are being registered hereunder, the Escrow Shares may not be resold by the Selling Stockholders until they are released from escrow in accordance with the terms of the Escrow Agreement. The Company will not receive any of the proceeds from the sale of the Offered Shares. However, pursuant to the Registration Rights Agreement, the Company will incur expenses in connection with the registration of the Offered Shares. The Selling Stockholders will receive all of the proceeds from the sale of the Offered Shares and will pay all underwriting fees and selling commissions, if any, associated with the sale of the Offered Shares. The Selling Stockholders may, subject to the Escrow Agreement in the case of the Escrow Shares, from time to time offer and sell the shares held by them directly or through agents or broker-dealers on terms and at prices to be determined at the time of sale. The registration of the Offered Shares does not necessarily mean that the Selling Stockholders will actually sell the Offered Shares.

Company Overview

Jupitermedia is a leading global provider of original images, online information and research for information technology, business and creative professionals. We develop and disseminate vertically focused, original content and provide access to one of the largest online image libraries, all of which provide our users with the knowledge and tools that they need to accomplish their day-to-day job functions. We deliver our content through a number of our proprietary channels, including our extensive online image networks, our online media networks and our proprietary research business.

Corporate Information

Our principal executive offices are located at 23 Old Kings Highway South, Darien, Connecticut 06820, our telephone number is (203) 662-2800 and our Web site address is www.jupitermedia.com. For additional information regarding our business, and us see “Where You Can Find More Information” and “Incorporation of Certain Documents By Reference.”

RISK FACTORS

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

Risks Related to Our Business

We may not successfully develop or acquire new and quality images which may inhibit the growth of our online images business.

The growth of our online images business depends in part upon our ability to provide our customers ready access to a large database of quality clipart, photos, animations and other images and content. Although our strategy is to continue to improve and increase the quality and number of our online images, we may not be able to develop or acquire new and quality content due to intense competition, lack of availability or other factors. Furthermore, the growth of our content and its overall quality may not keep pace with that of our competitors or the needs of our customers. Even if we are able to develop or acquire new content, we may not be able to successfully integrate that content into our existing inventory and systems. Failure to develop or acquire and successfully integrate new and quality content could inhibit the growth and success of our online images business.

We have a limited history operating our combined businesses which could result in business decisions that may harm our operations and cause our stock price to fluctuate or decline.

We have a limited history operating our combined businesses, which makes it difficult to predict future revenues and operating expenses. The JupiterImages business was not initially integrated into our business until June 2003. We continue to integrate recent acquisitions within our JupiterImage business, including the stock and asset acquisitions of Creatas, L.L.C. on March 7, 2005, Goodshoot S.A.S. on May 18, 2005 and PictureArts Corporation on July 18, 2005. Accordingly, the past performance of these businesses and our company as a whole on a combined basis may not be indicative of the future performance of these businesses or our company as a whole under current management. Furthermore, our management has limited experience operating the JupiterImages business, as well as our combined businesses as a whole. This limited operating experience could require additional management resources, and may disadvantage us in relation to competitors with more experienced management in these industry segments. Such factors could result in increased expenses, reduced revenues and loss of market share, any of which could cause our stock price to fluctuate or decline.

We may fail to identify or successfully acquire businesses, content and images that would otherwise enhance our product offerings to our customers and users, and as a result our revenue may decrease or fail to grow.

We have acquired and intend to continue to acquire, where appropriate opportunities arise, businesses, content and images as a key component of our growth strategy. We may not be successful in identifying, appropriate acquisition opportunities and, as a result, our growth strategy could be adversely affected. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of the acquisition successfully or finance the transaction. In order to finance any strategic acquisitions, one or more of which may be very significant to our company, we may have to incur additional indebtedness, use our existing cash or credit facilities and/or issue securities. We may be unable to obtain adequate financing for acquisitions on terms and conditions acceptable to us. In order to finance acquisitions, we may sell equity securities at a discount to our common stock’s market value. Any issuance of equity securities may result in substantial dilution to existing stockholders, which may be increased as a result of any discount to our common stock’s market price. Any future acquisition or investment may result in amortization expenses related to intangible assets. If the market price for acquisition targets increases, or if we fail to acquire desired targets for this or any other reason, our business may fail to grow at historical rates or at all, and as a result our stock price could fluctuate or decline.

We may fail to successfully integrate or achieve expected synergies from recent or future acquisitions, which could result in increased expenses, diversion of management’s time and resources and a reduction in expected revenues, any of which could cause our stock price to fluctuate or decline.

We have recently acquired new businesses, content and images, in particular for our JupiterImages business, and expect to continue to make acquisitions in the future. With respect to recent and any future acquisitions, we may fail to successfully integrate our financial and management controls, technology, reporting systems and procedures, or adequately expand, train and manage our work force. The process of integration could take a significant period of time and will require the dedication of management and other resources, which may distract management’s attention from our other operations. If we make acquisitions outside of our core businesses, assimilating the acquired technology, services or products into our operations could be difficult and costly. Our inability to successfully integrate any acquired company, or the failure to achieve any expected synergies, could result in increased expenses and a reduction in expected revenues or revenue growth, and as a result our stock price could fluctuate or decline.

Given the tenure and experience of our CEO and President, and their guiding roles in developing our business and growth strategy since our inception, our growth may be inhibited or our operations may be impaired if we were to lose the services of either of them.

Our growth and success depends to a significant extent on our ability to retain Alan M. Meckler, our Chairman and Chief Executive Officer, and Christopher S. Cardell, our President and Chief Operating Officer. These persons have developed, engineered and stewarded the growth and operation of our business since its inception. The loss of the services of either of these persons could inhibit our growth or impair our operations and cause our stock price to decline.

Our CEO, President and other employees with specialized knowledge and expertise in the operation of one or more of our businesses could use that knowledge and expertise to compete against us, which could reduce our market share.

We do not have a non-competition agreement with Mr. Meckler or Mr. Cardell, or with any other member of management or any of our sales or technical personnel. As a result, we may not have any recourse if one or more of them were to terminate their employment and join a competitor or start up a competing venture. Competition from key employees or a defection by one or more of them to a competitor could harm our business and results of operations by strengthening our competitors and, as a result, reducing our market share and revenues.

Our quarterly operating results are subject to fluctuations, and our stock price may decline if we do not meet the expectations of investors and analysts.

Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter due to a number of factors, many of which are outside of our control. We believe that our online media revenues are subject to seasonal fluctuations because advertisers generally place fewer advertisements during the first and third calendar quarters of each year. Furthermore, Internet user traffic typically drops during the summer months, which reduces the number of advertisements to sell and deliver. Expenditures by advertisers tend to vary in cycles that reflect overall economic conditions as well as budgeting and buying patterns. Our overall revenues could be materially reduced in any period by a decline in the economic prospects of advertisers, IT professionals, business professionals and creative professionals or the economy in general, which could alter current or prospective customers’ spending priorities or budget cycles or extend our sales cycle for the period. Finally, we have engaged in a number of significant acquisitions in recent years which make it difficult to analyze our results and to compare them from period to period, including the stock and asset acquisitions of PictureArts Corporation on July 18, 2005, Goodshoot S.A.S. on May 18, 2005, Creatas, L.L.C. on March 7, 2005, Hemera Technologies, Inc. on November 12, 2004, Thinkstock Images and Thinkstock Footgage on July 28, 2004 and Comstock Images on April 1, 2004. Any future acquisitions will also make our results difficult to compare from period to period. Due to such risks, you should not rely on quarter-to-quarter comparisons of our results of operations as an indicator of our future results.

Our online media revenues, which represented 41.7% of our total revenues for the year ended December 31, 2004, have decreased in three of the past four years and could decrease in future periods, and as a result our stock price could fluctuate or decline.

For the year ended December 31, 2004 and for the six months ended June 30, 2005, we derived 41.7% and 28.7%, respectively, of our revenues from our online media business. Our online media business represents the second largest segment of our business. Revenues from our online media business were $37.5 million, $27.2 million, $25.0 million and $30.0 million for the years ended December 31, 2001, 2002, 2003 and 2004, respectively, representing a compound annual average decrease of 18.3% per year for 2001, 2002 and 2003 and an increase of 20.1% per year for 2004. Online media revenues decreased in 2001 and 2002 due to the general downturn in the U.S. economy and weakness in corporate spending for technology. This resulted in a decrease in technology advertising and marketing, which is the primary source of our online media revenues, and we experienced a significant decrease in the number of advertisers in each of 2002 and 2003 over the prior year. A future downturn in online advertising spending, technology spending or the U.S. economy generally could result in a decline in the number of our advertisers and our online media revenues in future periods. Revenues from our online media business also decreased in 2002 and 2003 as a result of a significant decrease in barter revenue. Barter represents non-cash transactions where we deliver advertisements on our networks in exchange for services of other companies, primarily advertisements on their Web sites or in their publications. We do not expect to generate significant revenues from barter in future periods.

Our online media revenues were $30.0 million and $16.9 million, respectively, for the year ended December 31, 2004 and the six months ended June 30, 2005, representing a 20.1% and 10.9% increase, respectively, from the same periods in the prior year. However, due to the risks described above as well as other risk factors highlighted in this prospectus, our online media revenues may decrease in future periods or may not experience growth. Any decrease in our online media revenues or any failure to meet our total revenue objectives could result in a decrease or fluctuations in our stock price.

Because a limited number of advertisers constitute a significant portion of our revenues, our revenues could decline significantly if one or more of these advertisers were to cease advertising with us.

For the year ended December 31, 2004 and for the six months ended June 30, 2005, our top 20 advertisers accounted for 54% and 50%, respectively, of our online media revenues. We expect that a limited number of advertisers will continue to account for a significant portion of our revenues. Moreover, we typically sell advertisements under purchase order agreements. Generally, these agreements are subject to cancellation by our advertisers with no minimum notice requirement. From time to time, our content may focus on areas that some of our advertisers find contrary to their commercial interests. In the event that this occurs, an advertiser may choose to reduce or terminate their commercial relationship with us. If we lose one or more of the advertisers that represent a material portion of the revenues we have generated to date, our business, results of operations and financial condition would suffer. In addition, if a significant advertiser fails to pay amounts it owes us, or does not pay those amounts on time, our revenues and our stock price could decline.

Our business may suffer if we are unable to maintain or enhance awareness of our brands or if we incur excessive expenses attempting to promote our brands.

Promoting and strengthening the JupiterImages, JupiterWeb, internet.com, EarthWeb.com, DevX.com and JupiterResearch brands is critical to our efforts to attract and retain users of our online media networks, advertisers, customers and clients for our content and research products, and to increase attendance at our events. We believe that the importance of brand recognition will likely increase due to the increasing number of competitors entering our markets. In order to promote these brands, in response to competitive pressures or otherwise, we may find it necessary to increase our marketing budget, hire additional marketing and public relations personnel or otherwise increase our financial commitment to creating and maintaining brand loyalty among our clients. If we fail to effectively promote and maintain our brands, or incur excessive expenses attempting to promote and maintain our brands, our business and financial results may suffer.

We have generated significant losses since inception and may not report positive net income in the future.

We had net losses of $511,000 for the year ended December 31, 2002, net income of $1.4 million for the year ended December 31, 2003, net income of $15.7 million for the year ended December 31, 2004 and net income of $12.6 million for the six months ended June 30, 2005. As of June 30, 2005, we had an accumulated deficit of $111.1 million. 2003 was the first year in which we achieved profitability on an annual basis to date. Any failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital in the future. Our advertising, promotion and selling and general and administrative expenses are based on expectations of future revenues and are relatively fixed in the short term. These expenses totaled $26.9 million for the year ended December 31, 2004 and $19.5 million for the six months ended June 30, 2005. If our revenues are lower than expected, we might not be able to quickly reduce spending. Any shortfall in revenues would have a direct impact on operating results for a particular quarter and these fluctuations could affect the market price of our common stock.

The impairment of a significant amount of goodwill and intangible assets on our balance sheet could result in a decrease in earnings and, as a result, our stock price could decline.

In the course of our operating history, we have acquired numerous assets and businesses. Some of our acquisitions have resulted in the recording of a significant amount of goodwill and/or intangible assets on our financial statements. We had $135.6 million of goodwill and net intangible assets as of June 30, 2005. The goodwill and/or intangible assets were recorded because the fair value of the net tangible assets acquired was less than the purchase price. We may not realize the full value of the goodwill and/or intangible assets. As such, we evaluate goodwill and other intangible assets with indefinite useful lives for impairment on an annual basis or more frequently if events or circumstances suggest that the asset may be impaired. We evaluate other intangible assets subject to amortization whenever events or changes in circumstances indicate that the carrying amount of those assets may not be recoverable. If goodwill or other intangible assets are deemed to be impaired, we would write off the unrecoverable portion as a charge to our earnings. If we acquire new assets and businesses in the future, as we intend to do, we may record additional goodwill and/or intangible assets. The possible write-off of the goodwill and/or intangible assets could negatively impact our future earnings and, as a result, the market price of our common stock could decline.

Our business, which is dependent on centrally located communications and computer hardware systems, is vulnerable to natural disasters, telecommunication failures, terrorism and similar problems, and we are not fully insured for losses caused by all of these incidents.

Our operations are dependent on our communications systems and computer hardware, most of which is located in a data center operated by Qwest Communications, Inc. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures and similar events. Our insurance policies have limited coverage levels for loss or damages in these events and may not adequately compensate us for any losses that may occur. In addition, terrorist acts or acts of war may cause harm to our employees or damage our facilities, our clients, our clients’ customers and vendors, or cause us to postpone or cancel, or result in dramatically reduced attendance at, our events, which could adversely impact our revenues, costs and expenses and financial position. The potential for future terrorist attacks, the national and international responses to terrorist attacks or perceived threats to national security, and other acts of war or hostility have created many economic and political uncertainties that could adversely affect our business and results of operations in ways that cannot be presently predicted, and could cause our stock price to fluctuate or decline. We are predominantly uninsured for losses and interruptions to our systems or cancellations of events caused by terrorist acts and acts of war.

System failures and other events may prohibit users from accessing our networks or Web sites, which could reduce traffic on our networks or Web sites and result in decreased capacity for advertising space.

Our networks and Web sites must accommodate a high volume of traffic and deliver frequently updated information. They have in the past experienced, and may in the future experience, slower response times or decreased traffic for a variety of reasons. Since we became a public company in 1999, there have been instances where our online networks as a whole, or our Web sites individually, have been inaccessible. Also, slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems involving third party Internet access providers, problems with third party advertising servers, increased traffic to our servers, viruses and other security breaches. We also depend on information providers to provide information and data feeds on a timely basis. Some of the services in our networks or Web sites could experience temporary interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our users depend on Internet service providers and online service providers for access to our online networks or Web sites. Those providers have experienced outages and delays in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our online networks or Web sites. Any of these problems could result in less traffic to our networks or Web sites or harm the perception of our networks or Web sites as reliable sources of information. Less traffic on our networks and Web sites or periodic interruptions in service could have the effect of reducing demand for advertising on our networks or Web sites, thereby reducing our advertising revenues.

Our network operations may be vulnerable to hacking, viruses and other disruptions, which may make our products and services less attractive and reliable.

Internet usage could decline if any well-publicized compromise of security occurs. “Hacking” involves efforts to gain unauthorized access to information or systems or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment. Hackers, if successful, could misappropriate proprietary information or cause disruptions in our service. We may be required to expend capital and other resources to protect our Web sites against hackers. Our online networks could also be affected by computer viruses or other similar disruptive problems, and we could inadvertently transmit viruses across our networks to our users or other third parties. Any of these occurrences could harm our business or give rise to a cause of action against us. Providing unimpeded access to our online networks is critical to servicing our clients and providing superior customer service. Our inability to provide continuous access to our online networks could cause some of our clients to discontinue purchasing our products and services and/or prevent or deter our users from accessing our networks.

Our intellectual property is important to our business, and our failure to protect that intellectual property could result in increased expenses and adversely affect our future growth and success.

Trademarks, copyrights, domain names and other proprietary rights are important to our success and competitive position. Our failure to protect our existing intellectual property rights may result in the loss of exclusivity or the right to use our content and technologies. If we do not adequately ensure our freedom to use certain content and technology, we may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using this intellectual property.

We seek protection of our digital images, editorial content, logos, brands, domain names and software relating to our businesses, including the registration of our trademarks, service marks and copyrights both in the United States and in foreign countries. However, our actions may be inadequate to protect our trademarks, copyrights, domain names and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. We might not be able to obtain effective trademark, copyright, domain name and trade secret protection in every country in which we distribute our services or make them available through the Internet. For instance, it may be difficult for us to enforce certain of our intellectual property rights against third parties who may have inappropriately acquired interests in our intellectual property rights by filing unauthorized trademark applications in foreign countries to register our marks. It is also difficult and costly for us to police unauthorized use of our proprietary rights and information, particularly in foreign countries. We may not have, in all cases, conducted formal evaluations to confirm that our technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, we cannot be certain that our technology and products and services do not or will not infringe upon the intellectual property rights of third parties. If we were found to have infringed on a third party’s intellectual property rights, the value of our brands and our business reputation could be impaired, and sales of our products and services could suffer.

Although we generally obtain our content, including images for our JupiterImages business, from our employees or through work-for-hire arrangements, we also license content from third parties. In these license arrangements, we generally obtain representations as to origin and ownership of this content and the licensors have generally agreed to defend, indemnify and hold us harmless from any third party claims that this content violates the rights of another. However, we cannot be sure that these protections will be effective or sufficient or that we will be able to maintain our content on commercially reasonable terms.

In seeking to protect our trademarks, copyrights and other proprietary rights, or defending ourselves against claims of infringement brought by others, with or without merit, we could face costly litigation and the diversion of our management’s attention and resources, which could result in increased expenses and operating losses, any of which could cause our stock price to fluctuate or decline.

Our research business revenues and growth could suffer if we prove unable to anticipate market trends or if we fail to provide information that is useful to our clients.

The success of our JupiterResearch business, which accounted for 19.4% of our consolidated revenues for the year ended December 31, 2003, 13.0% of our consolidated revenues for the year ended December 31, 2004 and 9.1% of consolidated revenues for the six months ended June 30, 2005, depends in large part on our ability to anticipate, research and analyze rapidly changing technologies and industries and on our ability to provide this information in a timely and cost-effective manner. If we are unable to continue to provide credible and reliable information that is useful to companies, our business and financial results may suffer.

Our research products and services focus on information technology and the Internet. The Internet is undergoing frequent and dramatic changes, including the introduction of new products and the obsolescence of others, shifting business strategies and revenue models, changing legal and regulatory environments, the formation of numerous new companies and high rates of growth. Because of these rapid and continuous changes in the Internet markets, we face significant challenges in providing timely analysis and advice. Many of the industries and areas on which we focus are relatively new, and it is very difficult to provide predictions and projections as to the future marketplace, revenue models and competitive factors. In addition, many companies have not embraced the use of the Internet as a medium and are unclear as to how to allocate corporate resources effectively. As a result, some companies may conclude that our research products are not useful to their businesses. Further, the need to continually update our research requires the commitment of substantial financial and personnel resources.

If our predictions or projections prove to be wrong, if we are unable to continually update our information, or if companies do not agree with our analysis of market trends and the areas on which we choose to focus, our reputation may suffer and demand for our research products and services may decline.

If we fail to maintain an effective direct sales force, our revenues could decline significantly.

We depend primarily on our direct sales force to sell advertising on our online networks as well as for the sales of our research products. We also depend on our sales force to license images and to enter into e-commerce agreements. This dependence involves a number of risks, including:

•	the need to increase the size of our direct sales force;

•	the need to hire, retain, integrate and motivate additional sales and sales support personnel;

•	lack of experience of our new sales personnel; and

•	competition from other companies in hiring and retaining sales personnel.

Our revenues could decline if we fail to maintain an effective direct sales force, and as a result our stock price could decline.

Intense competition in each of our businesses could reduce our market share, which could result in a decrease in revenue.

The market for visual content and related products and services is highly competitive. We believe that the principal competitive factors are: name recognition; company reputation; the quality, relevance and diversity of the images in a company’s collections; the quality of contributing photographers, filmmakers and other imagery providers under contract with a company; maintenance of existing, and establishment of new, relationships with image distributors; effective use of current and emerging technology; customer service; pricing policies and practices; accessibility of imagery; and speed and ease of search and fulfillment. Some of our existing and potential competitors may have or may develop products, services or technology superior to ours, or other competitive advantages. If we are not able to compete effectively, or if a significant image provider or distributor were to terminate or fail to renew an agreement with us, we could lose market share, which could have an adverse effect on our revenues and operating results. Our current and potential competitors include: other general visual content providers such as Getty Images, Inc. and Corbis Corporation; specialized visual content companies that are well established in their local, content or product-specific market segments; stock film footage businesses such as Corbis Motion; and commissioned photographers. There are also many of small stock photography and film footage agencies and image content aggregators and distributors throughout the world.

The market for Internet-based services is intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users’ attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies, which direct a portion of their overall Web content at the IT and Internet professional community, such as CNET, Inc., CMP Media Inc., International Data Group, Open Source Development Network, Inc. and Ziff-Davis, Inc. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

In the market for research products and services, our principal competitors are Forrester Research, Inc., Gartner Inc. and IDC, a subsidiary of International Data Group. Numerous other companies, however, compete with us both domestically and internationally in providing research and analysis related to a specific industry or geographic area. In addition, we face increased direct and indirect competition from IT research firms, business consulting firms, electronic and print publishing companies and equity analysts employed by financial services companies.

Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. As a result, we could lose market share to our competitors in one or more of our business and our revenues could decline.

We may not be able to attract and retain qualified personnel, which could impact the quality of our content and services and the effectiveness and efficiency of our management, resulting in increased costs and losses in revenue.

Our success also depends on our ability to attract and retain qualified technical, sales and marketing, customer support, financial and accounting, legal and other managerial personnel. The competition for personnel in the industries in which we operate is intense. Our personnel may terminate their employment at any time for any reason. Loss of personnel may also result in increased costs for replacement hiring and training. If we fail to attract new personnel or retain and motivate our current personnel, we may not be able to operate our businesses effectively or efficiently, serve our customers properly or maintain the quality of our content and services.

We face potential liability for information and images that we publish or distribute, provide at events or disseminate through our research analysts.

Due to the nature of content published on our online networks, including content placed on our online networks by others, and as a publisher and distributor of both images and of original research, market projections and trend analyses, we face potential liability based on a variety of theories, including defamation, negligence, copyright or trademark infringement, personal injury or other legal theories based on the nature, publication or distribution of this information. Such claims may also include, among others, claims that by providing hypertext links to Web sites operated by third parties, we are liable for wrongful actions by those third parties through these Web sites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that users could make claims against us for losses incurred in reliance on information provided on our networks. Such claims, whether brought in the United States or abroad, could divert management time and attention and result in significant cost to investigate and defend, regardless of the merit of these claims. In addition, if we become subject to these types of claims and are not successful in our defense, we may be forced to pay substantial damages. Our insurance may not adequately protect us against these claims. The filing of these claims may also damage our reputation as a high-quality provider of unbiased, timely analysis and result in client cancellations or overall decreased demand for our products and services.

Risks Related to the Information Technology and Internet Industries

A lack of continued growth in the use of information technology and the Internet could inhibit the growth of our business.

Our market is relatively new and rapidly evolving. If information technology or Internet usage does not continue to grow or declines, the use of our networks could decrease or fail to increase and the growth of our business could decline. Information technology and Internet usage may be inhibited for a number of reasons, including:

•	inadequate network infrastructure;

•	security concerns;

•	inconsistent quality of service;

•	lack of availability of cost-effective and high-speed service; and

•	changes in government regulation and other law.

If information technology and Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our networks and would therefore harm our business.

If we are unable to adapt to the relatively new and rapidly changing Internet advertising environment, we may be unable to attract advertisers to our networks and our revenues could suffer.

The Internet is a relatively new advertising medium and advertisers that have historically relied upon traditional advertising media may be reluctant to advertise on the Internet. In addition, advertisers that have already invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Moreover, filtering software programs that limit or prevent advertising from being delivered to an Internet user’s computer are now more effective and widely available. Widespread adoption of this filtering software by Internet users could impair the commercial viability of Internet advertising. Our business would suffer a decrease in revenues if the market for Internet advertising fails to recover from its recent downturn or develops more slowly than expected.

In addition, several pricing models have emerged for selling advertising on the Internet. A substantial majority of our advertising is sold on a cost-per-impression basis. We also offer advertising based on certain cost-per-action models. Pricing models continue to emerge and our advertising revenue could suffer if we are unable to adapt to this evolving environment.

Legal uncertainties could add additional costs and risks to doing business on the Internet, which would cause an increase in the costs and risks associated with operating our business.

Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses and digital rights are still evolving. As a result, we cannot assure the future viability or value of our proprietary rights. We might not have taken adequate steps to prevent the misappropriation or infringement of our intellectual property. Any such infringement or misappropriation, should it occur, might decrease the value of our intellectual property and undermine our competitive advantage with respect to such property, resulting in impairment of our business, results of operations and financial condition. In addition, we may have to file lawsuits in the future to perfect or enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. These lawsuits could result in substantial costs and divert our resources and the attention of our management, which could reduce our earnings and cause our stock price to decline.

Regulation could reduce the value of our domain names.

We own the Internet domain names “Jupitermedia.com,” “Jupiterweb.com,” “Jupiterimages.com,” “Jupiterresearch.com,” “internet.com,” “EarthWeb.com,” “DevX.com,” “Photos.com,” “Clipart.com,” “ArtToday.com”, “Comstock.com,” “PictureArts.com,” “Creatas.com,” “liquidlibrary.com,” “thinkstock.com” and “goodshoot.com,” as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the “Jupitermedia.com,” “Jupiterweb.com,” “Jupiterimages.com,” “Jupiterresearch.com,” “internet.com,” “EarthWeb.com,” “DevX.com,” “Photos.com,” “Clipart.com,” “ArtToday.com”, “Comstock.com,” “PictureArts.com,” “Creatas.com,” “liquidlibrary.com,” “thinkstock.com” and “goodshoot.com” domain names, or comparable domain names, in all the countries in which we conduct business. Because our domain names are important assets which increase our value and contribute to our competitive advantage through name recognition and reputation, a failure to acquire or maintain such domain names in certain countries could inhibit our growth. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. Any impairment in the value of these important assets could cause our stock price to decline.

Changes in laws and standards relating to data collection and use practices and the privacy of Internet users and other individuals could impair our efforts to advertise our products and services and thereby decrease our advertising revenue.

We collect information from our customers that register for services or respond to surveys. With our customers’ permission, we may use this information to inform our customers of products and services that may be of interest to them. We may also share this information with our advertising clients if our customers have elected to receive additional promotional materials within a specified topic and have granted us permission to do so. The U.S. federal and various state governments have recently adopted or proposed limitations on the collection, distribution and use of personal information of Internet users. The European Union adopted a directive that may limit our collection and use of information from Internet users in Europe. In addition, growing public concern about privacy and the collection, distribution and use of personal information has led to self-regulation of these practices by the Internet advertising and direct marketing industry and to increased federal and state regulation. Since many of the proposed laws or regulations are just being developed, we cannot yet determine the impact these regulations may have on our business. Although our compliance with all applicable federal and state laws and regulations has not hurt our business, additional, more burdensome federal or state laws or regulations, including consumer privacy laws, could be enacted or applied to us or our customers. Such laws or regulations could impair our ability to collect customer information which helps us to provide more targeted advertising for our customers, thereby impairing our ability to maximize advertising revenue from our advertising clients.

Taxation of online commerce in certain states or jurisdictions could result in a decrease in sales and an increase in compliance costs, either of which could cause our stock price to decline.

Tax authorities in a number of states, as well as a Congressional advisory commission, are currently reviewing the appropriate tax treatment of companies engaged in online commerce, and new state tax regulations may subject us to additional state sales and other taxes. If one or more local, state or foreign jurisdictions impose sales tax collection obligations on us, we may suffer decreased sales into such state or jurisdiction as the effective cost of purchasing goods from us increases for those residing in these states or jurisdictions. We pay value added taxes on subscription sales in the European Union. We may also be subject to value added and other taxes if we sell other merchandise to customers located in the European Union and we may incur significant financial and organizational burdens in order to set up the infrastructure required to comply with applicable tax regulations.

The information technology and Internet industries are characterized by rapid technological change, which could require frequent and costly technological improvements and, if we fail to continually improve our content offerings and services, we could cease to be competitive in our businesses.

Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success and competitive edge will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our advertising revenues.

Risks Related to This Offering

Our stock price could continue to be extremely volatile, making an investment in our common stock less predictable and more risky, and could spur costly litigation against us.

The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. For example, the market price of our common stock has ranged from $0.96 per share to $72.25 per share since our initial public offering in June 1999. The stock market has experienced extreme price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management’s attention and resources.

Because our stock ownership is heavily concentrated in Alan M. Meckler, our Chairman and CEO, Mr. Meckler will be able to influence matters requiring stockholder approval.

As of September 27, 2005, Alan M. Meckler beneficially owned approximately 35.54% of our outstanding common stock. As a result of his beneficial ownership, Mr. Meckler, acting alone or with others, is able to influence matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company, which some investors might deem to be in the best interests of the stockholders.

Our charter documents and the Delaware General Corporation Law may inhibit a takeover, even if such takeover would be beneficial to our stockholders.

Our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue preferred stock that may have rights and preferences that are superior to those of our common stock, which could deter a potential acquiror. Our bylaws provide that a special meeting of stockholders may only be called by our Board, Chairman of the Board, Chief Executive Officer or President or at the request of the holders of a majority of the outstanding shares of our common stock, which could deter a potential acquiror or delay a vote on a potentially beneficial change in control transaction until the annual meeting of stockholders.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Offered Shares. The Selling Stockholders will receive all of the proceeds from the sale of the Offered Shares and will pay all underwriting fees and selling commissions, if any, associated with the sale of the Offered Shares. The Company is filing this registration statement to comply with its obligation to register all or a portion of the 1,483,074 unregistered shares of common stock issued to the Selling Stockholders on the closing date of the Acquisition for resale by the Selling Stockholders pursuant to the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, the Company will incur expenses in connection with the registration of the Offered Shares. We estimate that the registration expenses that we will bear will be approximately $53,000.

SELLING STOCKHOLDERS

The Selling Stockholders

On March 7, 2005, the Company consummated the transactions contemplated by the Purchase Agreement and acquired all of the outstanding equity interests of Creatas, L.L.C., a Delaware limited liability company and the parent company of Dynamic Graphics, Inc. and PictureQuest Acquisition Company, L.L.C. The consideration paid by the Company consisted of cash in the amount of $38,175,000 and 1,483,074 unregistered shares of the Company’s common stock. The Offered Shares are a portion of the 1,483,074 unregistered shares issued as consideration under the Purchase Agreement and the Offered Shares are being registered for resale by the Selling Stockholders pursuant to the Registration Rights Agreement. Of the 1,483,074 shares issued to the Selling Stockholders pursuant to the Purchase Agreement, the Escrow Shares, all of which are Offered Shares, are being held in escrow in accordance with the terms of the Escrow Agreement to secure potential indemnification obligations of the Selling Stockholders arising under the Purchase Agreement. Although the Escrow Shares are being registered hereunder, such Escrow Shares may not be resold by the Selling Stockholders until they are released from escrow in accordance with the terms of the Escrow Agreement.

The following table sets forth certain information about each of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the Selling Stockholders prior to this offering and the number of shares of common stock being offered from time to time under this prospectus. We prepared this table based on information supplied to us by the Selling Stockholders and we have not sought to verify the information. We have assumed for purposes of this table that each of the Selling Stockholders will sell, under this prospectus, all of the Offered Shares offered by that Selling Stockholder pursuant to this prospectus, provided that the Escrow Shares may not be sold until they are released from escrow in accordance with the terms of the Escrow Agreement. However, the Selling Stockholders listed in this table do not necessarily intend to sell any or all of the Offered Shares pursuant to this prospectus. The issuance of the Offered Shares to the Selling Stockholders was not registered under the Securities Act in reliance upon certain exemptions contained therein. The Company is generally obligated to keep the registration statement of which the prospectus forms a part effective until all of the Offered Shares have been sold by the Selling Stockholders. Information about the Selling Stockholders may change from time to time. Any changed information will be set forth in a prospectus supplement or post-effective amendment, if required by applicable law. The Company will not add any new or additional Selling Stockholders in any prospectus supplement or post-effective amendment except for transferees, pledgees, donees, assignees or successors, if any, of the Selling Stockholders included in the table below or except as required by applicable law.

Selling Stockholder	Shares Beneficially Owned Prior to the Offering	Shares Being Offered		Shares Beneficially Owned After the Offering
MCG Capital Corporation	148,373	148,373	(1)	0
Moffly-Creatas Investors, LLC	472,996	472,996	(2)	0
Creatas Management Investors LLC	90,159	90,159	(3)	0
Stoneybrook-Creatas Investors, LLC	53,319	53,319	(4)	0

(1)	Of the 148,373 shares owned by MCG Capital Corporation and being registered pursuant to this registration statement, all 148,373 shares are Escrow Shares and, as such, may not be sold until they are released from escrow in accordance with the terms of the Escrow Agreement.
(2)	Of the 472,996 shares owned by Moffly-Creatas Investors, LLC and being registered pursuant to this registration statement, 80,893 shares are Escrow Shares and, as such, may not be sold until they are released from escrow in accordance with the terms of the Escrow Agreement. David Moffly is a member and the manager of Moffly-Creatas Investors, LLC and, as such, may be deemed a beneficial owner of the shares owned by Moffly-Creatas Investors, LLC. Mr. Moffly, however, disclaims beneficial ownership of such shares.

(3)	Of the 90,159 shares owned by Creatas Management Investors LLC and being registered pursuant to this registration statement, 15,436 shares are Escrow Shares and, as such, may not be sold until they are released from escrow in accordance with the terms of the Escrow Agreement. David Moffly is the chairman of the board of directors of Creatas Management Investors LLC and, as such, may be deemed a beneficial owner of the shares owned by Creatas Management Investors LLC. Mr. Moffly, however, disclaims beneficial ownership of such shares.
(4)	Of the 53,319 shares owned by Stoneybrook-Creatas Investors, LLC and being registered pursuant to this registration statement, none of the shares are Escrow Shares and, as such, all 53,319 shares may be sold upon effectiveness of this registration statement. Barry Schwimmer is the managing member of Stoneybrook-Creatas Investors, LLC and, as such, may be deemed to be a beneficial owner of the shares owned by Stoneybrook-Creatas Investors, LLC. Mr. Schwimmer, however, disclaims beneficial ownership of such shares. The shares owned by Stoneybrook-Creatas Investors, LLC are currently pledged as collateral in connection with a pre-paid forward transaction entered into by Stoneybrook-Creatas Investors, LLC.

Each of the Selling Stockholders is a former security holder of Creatas, L.L.C. prior to consummation of the transactions contemplated by the Purchase Agreement. The term “Selling Stockholder” also includes any pledgee, assignee and successor-in-interest of a Selling Stockholder. David Moffly is the former chairman of the board of directors and the chief executive officer of Creatas, L.L.C. and held executive positions in each of the subsidiaries of Creatas, L.L.C. until March 7, 2005. For the period from March 7, 2005 to May 31, 2005, David Moffly served as Senior Vice President, Dynamic Graphics Group, of the Company. David Moffly is also a member and the manager of Moffly-Creatas Investors, LLC and the chairman of the board of directors of Creatas Management Investors LLC. Barry Schwimmer is the managing member of Stoneybrook-Creatas Investors, LLC. He was also the former chairman of the board of directors of Creatas, L.L.C. and its operating subsidiaries. Stoneybrook-Creatas Investors, LLC was the former managing member of Creatas, L.L.C. MCG Capital Corporation was a lender to Creatas, L.L.C. and certain officers of MCG Capital Corporation were officers of, and members of the board of managers and board of directors of, Creatas, L.L.C. and its operating subsidiaries. Except as set forth in the preceding sentences of this paragraph, none of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with the Company or, insofar as we are aware, any of the Company’s predecessors or affiliates. No Selling Stockholder is a broker-dealer or an affiliate of a broker-dealer.

Each Selling Stockholder will own less than 1% of the total number of shares of our common stock outstanding after this offering.

PLAN OF DISTRIBUTION

On March 7, 2005, the Company consummated the transactions contemplated by the Purchase Agreement and acquired all of the outstanding equity interests of Creatas, L.L.C., a Delaware limited liability company and the parent company of Dynamic Graphics, Inc. and PictureQuest Acquisition Company, L.L.C. The consideration paid by the Company consisted of cash in the amount of $38,175,000 and 1,483,074 unregistered shares of the Company’s common stock. The Company is filing this registration statement to comply with its obligation to register all or a portion of the 1,483,074 unregistered shares of common stock issued to the Selling Stockholders on the closing date of the Acquisition for resale by the Selling Stockholders pursuant to the Registration Rights Agreement. Of the 1,483,074 shares issued to the Selling Stockholders pursuant to the Purchase Agreement, the Escrow Shares, all of which are Offered Shares, are being held in escrow in accordance with the terms of the Escrow Agreement to secure potential indemnification obligations of the Selling Stockholders arising under the Purchase Agreement. Although the Escrow Shares are being registered hereunder, the Escrow Shares may not be resold by the Selling Stockholders until they are released from escrow in accordance with the terms of the Escrow Agreement. The Company is generally obligated to keep the registration statement of which this prospectus forms a part effective until all of the Offered Shares have been sold by the Selling Stockholders. Registration of the Offered Shares does not mean, however, that the Offered Shares will necessarily be offered or sold by the Selling Stockholders.

The Selling Stockholders and any of their pledgees, assignees and successors-in-interest may, subject to the Escrow Agreement in the case of the Escrow Shares, from time to time, sell any or all of the Offered Shares on any stock exchange, market or trading facility (including, without limitation, the Nasdaq National Market and the over the counter market) on which the Offered Shares are traded or in private transactions, subject to applicable law. These sales may be public or private at prices prevailing in such market, fixed prices or prices negotiated at the time of sale. The Offered Shares may be sold by the Selling Stockholders directly to one or more purchasers, through agents designated from time to time or to or through broker-dealers designated from time to time. In the event the Offered Shares are publicly offered through broker-dealers or agents, the Selling Stockholders may enter into agreements with respect thereto. The Selling Stockholders may, subject to applicable law, also use any one or more of the following methods when selling Offered Shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the Offered Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales broker-dealers may agree with the Selling Stockholders to sell a specified number of Offered Shares at a stipulated price per share;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell the Offered Shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of the Offered Shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Offered Shares and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Offered Shares from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3), or other applicable provision of the Securities Act, amending the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus.

The Selling Stockholders also may transfer the Offered Shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. The Selling Stockholders and the broker-dealers or agents that participate in the distribution of the Offered Shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any discounts and any commissions received by such broker-dealers or agents and any profit on the sale of the Offered Shares purchased by them and any discounts or commissions might be deemed to be underwriting discounts or commissions under the Securities Act. Any such broker-dealers and agents may engage in transactions with, and perform services for, us. At the time a particular offer of Offered Shares is made by the Selling Stockholders, to the extent required, a prospectus supplement will be distributed which will set forth the aggregate number of shares being offered, and the terms of the offering, including the public offering price thereof, the name or names of any broker-dealers or agents, any discounts, commissions and other items constituting compensation from, and the resulting net proceeds to, the Selling Stockholders. Each Selling Stockholder has purchased the Offered Shares in the ordinary course of its business. At the time the Selling Stockholders received the Offered Shares from the Company, none was a party to any agreements, plans or understandings, directly or indirectly, with any person to distribute the Offered Shares.

The Selling Stockholders may enter into hedging transactions with broker-dealers, agents or other financial institutions. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Broker-dealers, agents or other financial institutions may also engage in short sales of the Offered Shares in the course of hedging the positions they assume with a Selling Stockholder. A Selling Stockholder may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or their financial institution of the Offered Shares, which Offered Shares such broker-dealer or their financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to comply with the securities laws of certain states, sales of Offered Shares to the public in such states may be made only through broker-dealers who are registered or licensed in such states. Sales of the Offered Shares offered hereby must also be made by the Selling Stockholders in compliance with other applicable state securities laws and regulations. We are required to pay all fees and expenses incident to the registration of the Offered Shares; provided, that the Selling Stockholders are required, severally and not jointly, to pay all underwriting fees and selling commissions, if any, and all fees and disbursements of counsel for each such Selling Stockholder, applicable to the Offered Shares sold by such Selling Stockholders hereby. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company against certain losses, claims, damages and liabilities arising out of or based on any untrue statement of material fact made by such Selling Stockholder or any material omission of material fact by such Selling Stockholder but only to the extent such material fact is contained in or omitted from this prospectus in reliance upon written information furnished by the Selling Stockholder to the Company.

The Selling Stockholders have represented to us that they have not taken and do not presently plan to take, directly or indirectly, any action designed to or which might reasonably be expected to cause, or result in, or which has constituted, under the Securities Exchange Act of 1934, as amended, the stabilization or manipulation of the price of any of our securities to facilitate the sale or resale of the Offered Shares. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of securities (a “Distribution”) from directly or indirectly bidding for, or purchasing for any account in which he or she has a beneficial interest, any of such securities or any right to purchase such securities, for a period of one business day before and after completion of his or her participation in the Distribution (the “Distribution Period”). During the Distribution

Period, Rule 104 under Regulation M prohibits the Selling Stockholders and any other person engaged in the Distribution from engaging in any stabilizing bid or purchasing of our common stock. No such person may effect any stabilizing transaction to facilitate any offering at the market. Inasmuch as the Selling Stockholders will be reoffering or reselling our common stock at the market, Rule 104 prohibits them from effecting any stabilizing transaction in contravention of Rule 104 with respect to our common stock.

We are not aware of any plans, arrangements or understandings between any of the Selling Stockholders and any underwriter, broker-dealer or agent regarding the sale of the Offered Shares by the Selling Stockholders. We cannot assure you that the Selling Stockholders will sell any or all of the Offered Shares. In addition, we cannot assure you that the Selling Stockholders will not transfer, devise or gift the Offered Shares by other means not described in this prospectus.

LEGAL MATTERS

Willkie Farr & Gallagher LLP will pass upon the validity of the shares of common stock being offered under this prospectus.

EXPERTS

The consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities and Exchange Act of 1934 and, in accordance with its requirements, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be obtained:

•	From the Commission, Public Reference Room, Room 1580, 100 F Street, N.E., Washington, D.C. 20549;

•	At the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006;

•	From the Internet site maintained by the Commission at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers, including us, that file electronically with the Commission; or

•	From our Internet site at http://www.jupitermedia.com.

Some locations may charge prescribed rates or modest fees for copies. For more information on the operation of the Public Reference Room, call the Commission at 1-800-SEC-0330.

We filed with the Commission a registration statement on Form S-3 (which contains this prospectus) under the Securities Act to register with the Commission the Offered Shares. This prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to us, and our common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by us are hereby incorporated by reference into this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Commission on March 16, 2005 (File No. 000-26393), as amended by our Annual Report on Form 10-K/A, as filed with the Commission on May 2, 2005 (File No. 000-26393), as further amended by our Annual Report on Form 10-K/A, as filed with the Commission on May 4, 2005, and as further amended by our Annual Report on Form 10-K/A, as filed with the Commission on May 5, 2005;

•	our Proxy Statement on Schedule 14A for our Annual Meeting of Stockholders held on June 9, 2005, as filed with the Commission on April 29, 2005 (File No. 000-26393);

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, as filed with the Commission on May 10, 2005 (File No. 000-26393);

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Commission on August 9, 2005 (File No. 000-26393);

•	our Current Report on Form 8-K/A, as filed with the Commission on January 26, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on February 15, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on March 9, 2005 (File No. 000-26393), as amended by our Current Report on Form 8-K/A, as filed with the Commission on May 23, 2005 (File No. 000-26393), as further amended by our Current Report on Form 8-K/A, as filed with the Commission on May 24, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on May 13, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on July 1, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on July 20, 2005 (File No. 000-26393), as amended by our Current Report on Form 8-K/A, as filed with the Commission on September 30, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on August 2, 2005 (File No. 000-26393); our Current Report on Form 8-K, as filed with the Commission on August 8, 2005 (File No. 000-26393); and our Current Report on Form 8-K, as filed with the Commission on August 24, 2005 (File No. 000-26393); and

•	the description of our common stock contained in our Registration Statement on Form S-1, as amended, as filed with the Commission on December 1, 1999 (File No. 333-91853).

Information included by us in Current Reports on Form 8-K under Item 9 thereof is expressly not incorporated by reference herein.

All documents filed by us with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such documents.

Any statement contained herein, in any amendment or supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement and this prospectus to the extent that a statement contained herein in any amendment or supplement hereto or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement or this prospectus. All information appearing in this prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the prospectus incorporates). Requests should be directed to Investor Relations, Jupitermedia Corporation, 23 Old Kings Highway South, Darien, Connecticut 06820 or you may contact Investor Relations at (203) 662-2800.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration fee to Securities and Exchange Commission	$1,582
Accounting fees and expenses	18,000
Legal fees and expenses	30,000
Printing and engraving	2,500
Miscellaneous expenses	918

Total	$53,000

The foregoing items, except for the registration fee to the Securities and Exchange Commission, are estimated. The Selling Stockholders do not bear any of the costs set forth in the table above.

Item 15. Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company’s Amended and Restated Certificate of Incorporation and Bylaws provide that the company shall indemnify its officers and directors to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its directors and officers, which reflect the indemnification provisions of its Amended and Restated Certificate of Incorporation and Bylaws and set out the procedures by which such directors and officers may be advanced or reimbursed expenses incurred in certain proceedings described therein. The Company has secured insurance on behalf of its officers and directors for any liability arising out of their actions in such capacity, regardless of whether the company would have the power to indemnify them against such liability under Delaware law.

The above discussion of the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws and Delaware law is not intended to be exhaustive and is qualified in its entirety by such Amended and Restated Certificate of Incorporation, which was previously filed and is incorporated by reference and the applicable Delaware statutes.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are filed as part of this registration statement:

(a) Exhibits

Exhibit Number	Description of Exhibits
2.1	Equity Purchase Agreement, dated as of February 12, 2005, by and among the Company, JupiterImages Corporation, Moffly-Creatas Investors, LLC, Creatas Management Investors LLC, MCG Capital Corporation and other persons set forth on the signature pages thereto (incorporated herein by reference to Exhibit 10.1 to Jupitermedia Corporation’s Current Report on Form 8-K filed on February 15, 2005, File No. 333-76331)

4.1	Amended and Restated Certificate of Incorporation of Jupitermedia Corporation, as amended (incorporated herein by reference to Exhibit 3.1 to Jupitermedia Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, File No. 333-76331)

Exhibit Number	Description of Exhibits
4.2	Amended and Restated Bylaws of Jupitermedia Corporation (incorporated herein by reference to Exhibit 4.2 to Jupitermedia Corporation’s Amendment No. 1 to Form S-3 filed on April 12, 2004, File No. 333-76331)

5.1	Opinion of Willkie Farr & Gallagher LLP

10.1	Registration Rights Agreement, dated as of March 7, 2005, by and among the Company, on the one hand, Moffly-Creatas Investors, LLC, Creatas Management Investors LLC, MCG Capital Corporation and Stoneybrook-Creatas Investors, LLC, on the other hand, and David Moffly, as Seller Representative (incorporated herein by reference to Exhibit 10.5 to Jupitermedia Corporation’s Current Report on Form 8-K filed on March 7, 2005, File No. 333-76331)

23.1	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Power of Attorney (included on signature page hereof)

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to insure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Section 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Darien, State of Connecticut on this 5th day of October 2005.

Jupitermedia Corporation

By:	/s/ ALAN M. MECKLER
Alan M. Meckler
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated as of October 5, 2005.

Signatures	Title
/s/ ALAN M. MECKLER Alan M. Meckler	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

/s/ CHRISTOPHER S. CARDELL Christopher S. Cardell	President, Chief Operating Officer and Director

* Christopher J. Baudouin	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

* Gilbert F. Bach	Director

* Michael J. Davies	Director

* William A. Shutzer	Director

* John R. Patrick	Director

* Signed by Christopher S. Cardell, as attorney-in-fact, pursuant to the Power of Attorney previously filed.

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